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                                                                    EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of NCRIC Group, Inc. on Form SB-2 of our reports for National Capital Reciprocal Insurance Company and Subsidiaries dated March 6, 1998 (except for Notes 10 and 11, as to which the date is December 21, 1998) and for the Management Services of HealthCare Consulting, Inc., HCI Ventures, LLC, and Employee Benefit Services, Inc. dated December 4, 1998 (except for Note 1, Paragraph 3 as to which the date is December 21, 1998), respectively, appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial and Operating Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

December 22, 1998
Washington, D.C.